210 Westwood Place South, Suite 400 Brentwood, TN 37027

NEWS	FOR IMMEDIATE RELEASE
DOANE PET CARE COMPANY COMPLETES CHANGE OF CONTROL OFFERS
FOR PREFERRED STOCK AND SENIOR NOTES
Brentwood, Tennessee, November 28, 2005 — Doane Pet Care Company (the “Company”), the largest manufacturer of store brand pet food in the United States, today announced that on November 22, 2005 it completed the previously announced change of control offers for the Company’s 14.25% senior preferred stock due 2007 (the “Preferred Stock”) and the Company’s 10 3/4% senior notes due 2010 (the “Senior Notes”).
On October 24, 2005, Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan Board, completed the previously announced acquisition of beneficial ownership of substantially all of the outstanding capital stock of Doane Pet Care Enterprises, Inc., the Company’s parent corporation. In connection with the change of ownership of its parent, the Company commenced several recapitalization transactions, the goal of which was to significantly deleverage the Company.
In addition to the recapitalization transactions, the Company commenced a change of control offer for its Preferred Stock at a purchase price equal to 101% of the liquidation value thereof, which included a 1% change of control premium. Aggregate consideration paid to all holders of the Company’s Preferred Stock was approximately $125.2 million.
The Company also commenced a change of control offer for its Senior Notes at a purchase price equal to 101% of the principal amount thereof, which included a 1% change of control premium. None of the holders of the Company’s Senior Notes exercised their right to require the Company to repurchase the Senior Notes.
On November 18, 2005, the Company commenced a change of control offer for its industrial development revenue bonds at a purchase price equal to 101% of the principal amount thereof, which includes a 1% change of control premium. The change of control offer for the industrial development revenue bonds is expected to close on December 19, 2005. Prior to commencing the change of control offer, the Company received a waiver from a holder of $12.0 million of industrial development revenue bonds, and therefore expects aggregate consideration paid to the remaining holders of its industrial development revenue bonds to be approximately $3.0 million.
About the Company
Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of store brand pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 650 customers around the world and serves many of the top pet food retailers in North America and Europe. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, soft-dry, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, no information contained therein shall be deemed to be a part of this press release.
Forward-Looking Statements
All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: reliance on a few customers for a large portion of the Company’s sales and its ability to maintain relationships with these customers; the Company’s exposure to, and ability to manage, its market risks relating to commodity, oil and natural gas prices, interest rates and foreign currency exchange rates; changes in demand for the Company’s products; future capital expenditures and the Company’s ability to finance these capital expenditures; the Company’s ability to make required principal and interest payments on its senior credit facility and other indebtedness and to comply with the covenants under its debt agreements; the Company’s business strategies and other plans and objectives for future operations; general economic and business conditions and changes in market trends; business opportunities that may be presented to and pursued by the Company from time to time; risks related to the Company’s international operations; risks related to product liability claims and product recalls; the outcome of any legal proceedings in which the Company or any of its subsidiaries may be a party; the impact of existing and new accounting pronouncements; and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2004 Annual Report on Form 10-K. The Company undertakes no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.
CONTACTS:
For Doane Pet Care Company: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774
For Ontario Teachers’ Pension Plan: Deborah Allan, Director, Communications & Media Relations, Ontario Teachers’ Pension Plan Tele: (416) 730-5347, email: deborah.allan@otpp.com
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